
ABVC BioPharma, Inc.
(A Nevada Corporation)
100%
100%
100%
BioLite Holding, Inc.
(A Nevada Corporation)
BioKey, Inc.
(A California Corporation)
American BriVision
Corporation
(A Delware Corporation)
73%
BioLite BVI, Inc.
(A British Virgin Islands
Corporation)